EXHIBIT 23.6
CONSENT OF PAUL A. GATES

EXHIBIT 23.6
CONSENT OF PAUL A. GATES
c/o RungePincockMinarco Limited
165 South Union Blvd, Suite 950, Denver, CO 80228-2226

August 28, 2013

CONSENT OF EXPERT

VIA EDGAR

United States Securities and Exchange Commission:

RE:	Tasman Metals Ltd. Filing of a Registration Statement on Form F-3 dated August 28, 2013 (the “Registration Statement”)

To Whom It May Concern:

I refer to the following (collectively the “Reports”) all of which are referenced in the Registration Statement or documents incorporated by reference therein:

1.
The amended and restated technical report entitled “Amended and RestatedPreliminary Economic Assessment NI 43-101 Technical Report for the Norra Kärr (REE - Y - Zr) Deposit, Gränna, Sweden” dated July 9, 2013, which the undersigned has prepared (the "Norra Kärr PEA Report"); and

2.	Certain technical information in the Management’s Discussion and Analysis for the Year Ended August 31, 2012, which I prepared.

I hereby consent to the use of my name and the Reports, and summaries thereof, and inclusion and incorporation by reference of thereof and information derived from such Reports in the Registration Statement.

I confirm that I have read the Registration Statement and I have no reason to believe that there are any misrepresentations that are derived from the Reports or that are within my knowledge as a result of the services I performed in connection with such Reports.

/s/Paul A. Gates
____________________________________
Paul A. Gates
Principal Mine Engineer
RungePincockMinarco Limited